EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GLOBAL NET LEASE REPORTS FIRST QUARTER 2020 RESULTS
Company to Host Investor Conference Call Today at 11 AM Eastern

New York, May 6, 2020 - Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”), a real estate investment trust focused on the acquisition and management of industrial and office properties leased long-term to high quality corporate tenants in select markets in the United States, Europe and Canada, announced today its financial and operating results for the quarter ended March 31, 2020.

First Quarter 2020 Highlights

•	Revenue increased 5.0% to $79.2 million from $75.5 million in first quarter 2019

•	Net income attributable to common stockholders was $5.0 million or $0.05 per share as compared to $5.8 million or $0.07 per share in first quarter 2019

•	Net operating income ("NOI") grew 5.5% to $71.9 million from $68.1 million in first quarter 2019

•	Core Funds from Operations (“Core FFO”) was $38.9 million or $0.43 per share as compared to $36.5 million or $0.44 per share in first quarter 2019

•	Adjusted Funds from Operations (“AFFO”) was $39.8 million as compared to $39.5 million in the prior year first quarter

•	AFFO per share was $0.44 as compared to $0.48 in first quarter 2019

•	Announced a dividend change to be paid beginning in the second quarter to $0.40 per quarter, or $1.60 per share on an annualized basis, expected to strengthen cash flow by $12.0 million per quarter

•	Ample Liquidity[1] of $367 million after borrowing an additional $205.0 million under the Company's credit facility in March to enhance financial flexibility in response to COVID-19

•
Acquired ten industrial and office properties for an aggregate contract purchase price[2] of $113.9 million at an 8.5% weighted-average capitalization rate[3] and 18.9 years of weighted-average remaining lease term[4]

•	Portfolio 99.6% leased with an 9.0 year weighted average remaining lease term[5], up from 8.1 years in prior year quarter

•
Portfolio is allocated 48% office, 47% industrial/distribution and 5% retail at the end of the quarter compared to 53% office, 39% industrial/distribution and 8% retail based on annualized straight-line rent as of March 31, 2019

•	Collected 98% of April cash rents as of April 30, 2020

•	Collected 100% of cash rent due during April in the U.K., 99% in Europe and 96% in the U.S.

James Nelson, Chief Executive Officer of GNL commented, "We continue to execute on our strategy of focusing on industrial, distribution and office properties that are leased to high quality tenants primarily in the United States and Western Europe. GNL recorded a great first quarter and I am very proud of how our excellent team of professionals responded to the outbreak of the COVID-19 pandemic, collecting 98% of the rent due in April. Our team's dedication, combined with our balance of mission critical industrial and distribution assets and high concentration of investment grade tenants will continue to serve us well as we navigate this global economic uncertainty. Our ample liquidity of $367 million will provide further flexibility as we look to eventually capitalize on opportunities that may arise from this crisis.”

	Three Months Ended March 31,
(In thousands, except per share data)	2020	2019
Revenue from tenants	$79,242	$75,468

Net income attributable to common stockholders	$5,038	$5,791
Net income per diluted common share	$0.05	$0.07

NAREIT defined FFO attributable to common stockholders	$38,571	$36,202
NAREIT defined FFO per diluted common share	$0.43	$0.44

Core FFO attributable to common stockholders	$38,851	$36,464
Core FFO per diluted common share	$0.43	$0.44

AFFO attributable to common stockholders	$39,822	$39,504
AFFO per diluted common share	$0.44	$0.48

Property Portfolio

The Company’s portfolio of 288 net lease properties is located in nine countries and comprised of 34.2 million rentable square feet leased to 126 tenants across 46 industries at March 31, 2020. The real estate portfolio metrics include:

•	99.6% leased with a remaining weighted-average lease term of 9.0 years, up from 8.1 years in 2019

•	93.7% of the portfolio contains contractual rent increases based on square footage

•	66.7% of portfolio annualized straight-line rent derived from investment grade and implied investment grade rated tenants[6]

•	64% U.S. and 36% Europe (based on annualized straight-line rent)

•	48% Office, 47% Industrial / Distribution and 5% Retail (based on an annualized straight-line rent)

Acquisition and Disposition Activity

During the first quarter 2020, the Company acquired ten net leased assets for an aggregate contract purchase price of approximately $113.9. These assets were purchased at a weighted average going-in capitalization rate of 7.12%7, and an overall weighted average capitalization rate of 8.5%, with a weighted average remaining lease term of 18.9 years.

The Company did not dispose of any properties during the three months ended March 31, 2020.

Capital Structure and Liquidity Resources

As of March 31, 2020, the Company had $343.4 million of cash and cash equivalents. The Company’s net debt to enterprise value was 55.0% with an enterprise value of $3.1 billion based on the quarter end closing share price of $13.37 for common stock, $20.27 for the Series A preferred stock and $19.89 for the Series B preferred stock, with net debt of $1.7 billion8, including $1.3 billion of mortgage debt.

As of March 31, 2020, the percentage of fixed rate debt (including variable rate debt fixed with swaps) increased to 89.6% from 83.7% as of March 31, 2019. The Company’s total combined debt had a weighted average interest rate of 3.1% resulting in an interest coverage ratio of 4.1 times9. Weighted-average debt maturity based on outstanding principal balance of the debt on the last day of the applicable quarter increased to 5.4 years as of March 31, 2020 from 4.2 years at March 31, 2019.

Dividend

On March 30, 2020, the Company announced that its Board of Directors approved a quarterly dividend of $0.40 per share, equating to an annualized dividend of $1.60 per share. The Company pays dividends quarterly, and the change went into effect for the dividend which the Company declared in April 2020.

Subsequent Events

Acquisitions

The Company has signed two definitive purchase and sale agreements ("PSAs") to acquire two net lease properties in the United States, for a contract purchase price of approximately $11.2 million at a weighted average capitalization rate of 8.6%. The Company has signed two letters of intent ("LOIs") to acquire a total of 11 net lease properties, for an aggregate purchase price of $45.6 million at a weighted average capitalization rate of 8.8%. The PSAs are subject to conditions and the LOIs may not lead to a definitive agreement. There can be no assurance that the Company will complete any of these acquisitions on a timely basis or on acceptable terms and conditions, if at all.

April Rent10

The Company collected 98% of cash rents that were payable in April as of April 30, 2020, including 100% of the cash rent payable from the top 20 tenants in the portfolio (measured based on annualized straight-line rent as of March 31, 2020), which represent 48% of GNL's April cash rent11. On a geographic basis, GNL collected 100% of the cash rent payable from U.K.based assets, 99% from European tenants and 96% of tenants located in the U.S.
Short-term Stockholder Rights Plan

On April 9, 2020 the Company announced that its Board of Directors had approved a short-term stockholder rights plan to protect the interests of the Company due to the substantial volatility in the trading of the Company’s common stock that has resulted from the ongoing COVID-19 pandemic.

Footnotes/Definitions

1  Liquidity includes $23.2 million of availability under the credit facility and $343.4 million of cash and cash equivalents.
2 Represents the contract purchase price and excludes acquisition costs which are capitalized per GAAP.
3 Capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-line rental income that the property will generate under its existing lease. Capitalization rate is calculated by dividing the average annualized straight-line rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average capitalization rate is based upon square feet.

[4]	The weighted average remaining lease term in years is based upon square feet as of the date of acquisition.

[5]	Weighted-average remaining lease term in years is based on square feet as of March 31, 2020.

[6]
As used herein, “Investment Grade Rating” includes both actual investment grade ratings of the tenant or guarantor, if available, or implied investment grade. Implied Investment Grade may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or by using a proprietary Moody's analytical tool, which generates an implied rating by measuring a company's probability of default. Ratings information is as of March 31, 2020. Comprised of 35.9% leased to tenants with an actual investment grade rating and 30.8% leased to tenants with an Implied Investment Grade rating as of March 31, 2020.

[7]
Going-in capitalization rate is a rate of return on a real estate investment property based on the expected, cash rental income that the property will generate under its existing lease during the first year of the lease. Going-in capitalization rate is calculated by dividing the cash rental income the property will generate during the first year of the lease (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average going-in capitalization rate is based upon square feet of the date of acquisition.

8 Comprised of the principal amount of GNL's debt totaling $2.1 billion less cash and cash equivalents totaling $343.4 million, as of March 31, 2020.
9 The interest coverage ratio is calculated by dividing adjusted EBITDA by cash paid for interest (interest expense less non-cash portion of interest expense and amortization of mortgage (discount) premium, net) for the quarter ended March 31, 2020. Adjusted EBITDA and cash paid for interest are Non-GAAP metrics and are reconciled below.
10 This information may not be indicative of any future period. The impact of the COVID-19 pandemic on the Company’s rental revenue for the second quarter of 2020 and thereafter cannot be determined at present. The ultimate impact on our future results of operations and liquidity will depend on the overall length and severity of the COVID-19 pandemic, which management is unable to predict.
11 Of the remaining rent not yet collected, rent deferral amendments have been approved for 1% of the unpaid cash rent, while another 1% of rent deferrals are currently in negotiation. The typical deferral defers payment of approximately 30% of the rent due for April, June and July of 2020, with payment due during the first half of 2021. There can be no assurance that these negotiations will be successful and will lead to formal rent deferral agreements on favorable terms, or at all. The remaining 1% generally represents tenants that have paid partial April cash rent but where the Company has not agreed to, or commenced negotiations regarding, any formal deferral arrangements. There can be no assurance the Company will be successful in its efforts to collect or defer these amounts on a timely basis, or at all.

Conference Call
GNL will host a conference call on May 6, 2020 at 11:00 a.m. ET to discuss its financial and operating results.
Dial-in instructions for the conference call and the replay are outlined below. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the GNL website, www.globalnetlease.com, in the “Investor Relations” section.
To listen to the live call, please go to GNL’s “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the GNL website at www.globalnetlease.com.
Conference Call Details
Live Call
Dial-In (Toll Free): 1-888-317-6003
International Dial-In: 1-412-317-6061
Canada Dial-In (Toll Free): 1-866-284-3684
Participant Elite Entry Number: 2032186
Conference Replay*
Domestic Dial-In (Toll Free): 1-877-344-7529
International Dial-In: 1-412-317-0088
Canada Dial-In (Toll Free): 1-855-669-9658
Conference Number: 10141887
*Available one hour after the end of the conference call through August 6, 2020.
Supplemental Schedules
The Company will file supplemental information packages with the Securities and Exchange Commission (the “SEC”) to provide additional disclosure and financial information. Once posted, the supplemental package can be found under the “Presentations” tab in the Investor Relations section of GNL’s website at www.globalnetlease.com and on the SEC website at www.sec.gov.
About Global Net Lease, Inc.
Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.
Important Notice
The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” "expects," “estimates,” “projects,” “plans,” “intends,” “may," "will," "would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company's control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, on the Company, the Company's tenants and the global economy and financial markets and that any potential future acquisition is subject to market conditions and capital availability and may not be identified or completed on favorable terms, or at all, as well as those risk and uncertainties set forth in the Risk Factors section of the Company's Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 28, 2020 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company's subsequent reports. Further, forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.
Accounting Treatment of Rent Deferrals
The Company currently anticipates that the majority of the concessions granted to its tenants as a result of the COVID-19 pandemic will be rent deferrals with the original lease term unchanged and collection of deferred rent deemed probable. The Company’s revenue recognition policy requires that it must be probable that the Company will collect virtually all of the lease payments due and does not provide for partial reserves, or the ability to assume partial recovery. In light of the COVID-19 pandemic, the FASB and SEC agreed that for leases where the total lease cash flows will remain substantially the same or less than those after the COVID-19 related effects, companies may choose to forgo the evaluation of the enforceable rights and obligations of the original lease contract as a practical expedient and account for rent concessions as if they were part of the enforceable rights and obligations of the parties under the existing lease contract. As a result, we do not expect rental revenue used to calculate Net Income and NAREIT FFO to be significantly impacted by deferrals. In addition, since we currently believe that these amounts are collectible, we would not plan to adjust from AFFO the amounts recognized under GAAP relating to rent deferrals.

Contacts:
Investors and Media:
Email: investorrelations@globalnetlease.com
Phone: (212) 415-6510

Global Net Lease, Inc.
Consolidated Balance Sheets
(In thousands)

	March 31, 2020	December 31, 2019
ASSETS	(Unaudited)
Real estate investments, at cost:
Land	$429,160	$414,446
Buildings, fixtures and improvements	2,736,228	2,685,325
Construction in progress	12,912	11,725
Acquired intangible lease assets	649,562	651,768
Total real estate investments, at cost	3,827,862	3,763,264
Less accumulated depreciation and amortization	(543,062)	(517,123)
Total real estate investments, net	3,284,800	3,246,141
Assets held for sale	—	—
Cash and cash equivalents	343,447	270,302
Restricted cash	4,355	3,985
Derivative assets, at fair value	5,373	4,151
Unbilled straight-line rent	51,925	51,795
Operating lease right-of-use asset	48,868	50,211
Prepaid expenses and other assets	39,956	37,370
Due from related parties	345	351
Deferred tax assets	4,419	4,441
Goodwill and other intangible assets, net	21,688	21,920
Deferred financing costs, net	10,177	10,938
Total Assets	$3,815,353	$3,701,605

LIABILITIES AND EQUITY
Mortgage notes payable, net	$1,249,308	$1,272,154
Revolving credit facility	399,213	199,071
Term loan, net	390,450	397,893
Acquired intangible lease liabilities, net	29,398	30,529
Derivative liabilities, at fair value	14,035	7,507
Due to related parties	196	342
Accounts payable and accrued expenses	22,762	22,903
Operating lease liability	23,363	23,985
Prepaid rent	17,448	17,236
Deferred tax liability	14,289	14,975
Taxes payable	—	1,046
Dividends payable	4,934	4,006
Total Liabilities	2,165,396	1,991,647
Commitments and contingencies	—	—
Stockholders' Equity:
7.25% Series A cumulative redeemable preferred stock	68	68
6.875% Series B cumulative redeemable perpetual preferred stock	35	35
Common stock	2,225	2,225
Additional paid-in capital	2,408,452	2,408,353
Accumulated other comprehensive income	493	20,195
Accumulated deficit	(776,002)	(733,245)
Total Stockholders' Equity	1,635,271	1,697,631
Non-controlling interest	14,686	12,327
Total Equity	1,649,957	1,709,958
Total Liabilities and Equity	$3,815,353	$3,701,605

Global Net Lease, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
Revenue from tenants	$79,242	$75,468

Expenses:
Property operating	7,377	7,359
Operating fees to related parties	8,794	8,043
Acquisition, transaction and other costs	280	262
General and administrative	2,961	3,206
Equity-based compensation	2,488	2,109
Depreciation and amortization	33,533	31,303
Total expenses	55,433	52,282
Operating income before gain on dispositions of real estate investments	23,809	23,186
Gain on dispositions of real estate investments	—	892
Operating income	23,809	24,078
Other income (expense):
Interest expense	(16,440)	(15,162)
Gain on derivative instruments	3,143	240
Unrealized income on undesignated foreign currency advances and other hedge ineffectiveness	—	76
Other income	48	4
Total other expense, net	(13,249)	(14,842)
Net income before income taxes	10,560	9,236
Income tax expense	(959)	(960)
Net income	9,601	8,276
Preferred stock dividends	(4,563)	(2,485)
Net income attributable to common stockholders	$5,038	$5,791

Basic and Diluted Earnings Per Share:
Basic and diluted net income per share attributable to common stockholders	$0.05	$0.07

Basic weighted average shares outstanding	89,459	81,475
Diluted weighted average shares outstanding	89,499	82,798

Global Net Lease, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended March 31,
	2020	2019
Adjusted EBITDA
Net income	$9,601	$8,276
Depreciation and amortization	33,533	31,303
Interest expense	16,440	15,162
Income tax expense	959	960
Equity-based compensation	2,488	2,109
Acquisition and transaction related	280	262
Gain on dispositions of real estate investments	—	(892)
Gain on derivative instruments	(3,143)	(240)
Unrealized income on undesignated foreign currency advances and other hedge ineffectiveness	—	(76)
Other income	(48)	(4)
Adjusted EBITDA	60,110	56,860

Net operating income (NOI)
Operating fees to related parties	8,794	8,043
General and administrative	2,961	3,206
NOI	71,865	68,109
Amortization of above- and below- market leases and ground lease assets and liabilities, net	232	337
Straight-line rent	(1,487)	(1,626)
Cash NOI	$70,610	$66,820

Cash Paid for Interest:
Interest Expense	$16,440	$15,162
Non-cash portion of interest expense	(1,810)	(1,742)
Amortization of mortgage (discount) premium, net	(10)	(102)
Total cash paid for interest	$14,620	$13,318

Global Net Lease, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended March 31,
	2020	2019
Net income attributable to stockholders (in accordance with GAAP)	$5,038	$5,791
Depreciation and amortization	33,533	31,303
Gain on dispositions of real estate investments	—	(892)
FFO (defined by NAREIT)	38,571	36,202
Acquisition, transaction and other costs	280	262
Core FFO attributable to common stockholders	38,851	36,464
Non-cash equity-based compensation	2,488	2,109
Non-cash portion of interest expense	1,810	1,742
Amortization of above- and below-market leases and ground lease assets and liabilities, net	232	337
Straight-line rent	(1,487)	(1,626)
Unrealized income on undesignated foreign currency advances and other hedge ineffectiveness	—	(76)
Eliminate unrealized (gain) losses on foreign currency transactions [1]	(2,082)	452
Amortization of mortgage discounts and premiums, net	10	102
Adjusted funds from operations (AFFO) attributable to common stockholders	$39,822	$39,504
Footnotes:
[1] For AFFO purposes, we add back unrealized (gain) loss. For the three months ended March 31, 2020, gains on derivative instruments were $3.1 million, which consisted of unrealized gains of $2.1 million and realized gains of $1.0 million. For the three months ended March 31, 2019, gains on derivative instruments were $0.2 million which consisted of unrealized losses of $0.5 million and realized gains of $0.7 million.

Caution on Use of Non-GAAP Measures

Funds from Operations (“FFO”), Core Funds from Operations (“Core FFO”), Adjusted Funds from Operations (“AFFO”), Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), and Net Operating Income (“NOI”) should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP measures.

Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition (as we do), or may interpret the current NAREIT definition differently than we do, or may calculate Core FFO or AFFO differently than we do. Consequently, our presentation of FFO, Core FFO and AFFO may not be comparable to other similarly-titled measures presented by other REITs.

We consider FFO, Core FFO and AFFO useful indicators of our performance. Because FFO, Core FFO and AFFO calculations exclude such factors as depreciation and amortization of real estate assets and gain or loss from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO, Core FFO and AFFO presentations facilitate comparisons of operating performance between periods and between other REITs.

As a result, we believe that the use of FFO, Core FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance including relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. However, FFO, Core FFO and AFFO are not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Investors are cautioned that FFO, Core FFO and AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as they exclude certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect the proportionate share of adjustments for non-controlling interest to arrive at FFO, Core FFO and AFFO, as applicable.

Funds from Operations, Core Funds from Operations and Adjusted Funds from Operations

Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, NAREIT, an industry trade group, has promulgated a measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. FFO is not equivalent to net income or loss as determined under GAAP.

We calculate FFO, a non-GAAP measure, consistent with the standards established over time by the Board of Governors of NAREIT, as restated in a White Paper approved by the Board of Governors of NAREIT effective in December 2018 (the "White Paper"). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding depreciation and amortization related to real estate, gain and loss from the sale of certain real estate assets, gain and loss from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Our FFO calculation complies with NAREIT's definition.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, and straight-line amortization of intangibles, which implies that the value of a real estate asset diminishes predictably over time. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.

Core Funds from Operations

In calculating Core FFO, we start with FFO, then we exclude certain non-core items such as acquisition, transaction and other costs, as well as certain other costs that are considered to be non-core, such as debt extinguishment costs, fire loss and other costs related to damages at our properties. The purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our core business plan to generate operational income and cash flows in order to make dividend payments to stockholders. In evaluating investments in real estate, we differentiate the costs to acquire the investment from the subsequent operations of the investment. We also add back non-cash write-offs of deferred financing costs and prepayment penalties incurred with the early extinguishment of debt which are included in net income but are considered financing cash flows when paid in the statement of cash flows. We consider these write-offs and prepayment penalties to be capital transactions and not indicative of operations. By excluding expensed acquisition, transaction and other costs as well as non-core costs, we believe Core FFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management's analysis of the investing and operating performance of our properties.

Adjusted Funds from Operations

In calculating AFFO, we start with Core FFO, then we exclude certain income or expense items from AFFO that we consider more reflective of investing activities, other non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our business plan. These items include early extinguishment of debt and other items excluded in Core FFO as well as unrealized gain and loss, which may not ultimately be realized, such as gain or loss on derivative instruments, gain or loss on foreign currency transactions, and gain or loss on investments. In addition, by excluding non-cash income and expense items such as amortization of above-market and below-market leases intangibles, amortization of deferred financing costs, straight-line rent and equity-based compensation from AFFO, we believe we provide useful information regarding income and expense items which have a direct impact on our ongoing operating performance. We also include the realized gain or loss on foreign currency exchange contracts for AFFO as such items are part of our ongoing operations and affect our current operating performance. AFFO presented by us may not be comparable to AFFO reported by other REITs that define AFFO differently.

In calculating AFFO, we exclude certain expenses which under GAAP are characterized as operating expenses in determining operating net income. All paid and accrued merger, acquisition, transaction and other costs (including prepayment penalties for debt extinguishments) and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired will also have negative effects on returns to investors, but are not reflective of on-going performance. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income. In addition, as discussed above, we view gain and loss from fair value adjustments as items which are unrealized and may not ultimately be realized and not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management's analysis of our operating performance. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gain or loss, we believe AFFO provides useful supplemental information. By providing AFFO, we believe we are presenting useful information that can be used to better assess the sustainability of our ongoing operating performance without the impact of transactions or other items that are not related to the ongoing performance of our portfolio of properties. Furthermore, we believe that in order to facilitate a clear understanding of our operating results, AFFO should be examined in conjunction with net income (loss) as presented in our consolidated financial statements.

AFFO should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or ability to make distributions.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, and Net Operating Income

We believe that Adjusted EBITDA, which is earnings before interest, taxes, depreciation and amortization adjusted for acquisition, transaction and other costs, other non- cash items and including our pro-rata share from unconsolidated joint ventures, is an appropriate measure of our ability to incur and service debt. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs. NOI is a non-GAAP financial measure equal to net income (loss), the most directly comparable GAAP financial measure, less discontinued operations, interest, other income and income from preferred equity investments and investment securities, plus corporate general and administrative expense, acquisition, transaction and other costs, depreciation and amortization, other non-cash expenses and interest expense. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Therefore, we believe NOI is a useful measure for evaluating the operating performance of our real estate assets and to make decisions about resource allocations. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition activity on an unlevered basis, providing perspective not immediately apparent from net income. NOI excludes certain components from net income in order to provide results that are more closely related to a property's results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity.